EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA FOR ASSET-BACKED ISSUERS

The undersigned hereby certifies that she is the duly elected and acting Treasurer and Senior Officer in Charge of the Servicing Function of American Electric Power Service Corporation as service corporation affiliate of Appalachian Power Company (“APCo”) and AEP Texas Inc. (“AEP Texas”) and with APCo, each a (“Servicer”), each as a party participating in the servicing function under Item 1122 of Regulation AB, and hereby reports on each Servicer’s assessment of compliance with the servicing criteria specified in paragraph (d) of Item 1122 of Regulation AB, as follows:

(1)The undersigned is responsible for assessing compliance with the servicing criteria applicable to each Servicer. The servicing criteria specified in paragraph (d) of Item 1122 of Regulation AB are applicable to each Servicer, excluding the inapplicable servicing criteria as set forth in Appendix A hereto (such criteria after giving effect to such exclusions, the “Applicable Servicing Criteria”). This report covers the asset-backed securities transactions serviced by APCo and AEP Texas for which each Servicer performs servicing functions for the transactions listed in Appendix B (the “Platform”);

(2)Each Servicer used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria for the asset-back securities for which it serves as Servicer;

(3)Except as described in Appendix C, each Servicer has determined that it is in compliance with the applicable servicing criteria for the asset-backed securities for which it acts as Servicer as of December 31, 2022 and for the period January 1, 2022 through December 31, 2022, which is the period covered by this report on Form 10-K;

(4)Each Servicer attests to only the asset-backed securities for which it acts as Servicer; and

(5)PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on each Servicers’ assessment of compliance with the applicable servicing criteria for the asset-backed securities for which it acts as servicer as of December 31, 2022 and for the period January 1, 2022 through December 31, 2022, which is the period covered by this report on Form 10-K.

Date: March 29, 2023

APPALACHIAN POWER COMPANY,
as Servicer

AEP TEXAS INC.,
as Servicer

/s/ Julie A. Sherwood
Name: Julie A. Sherwood
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, American Electric Power Service Corporation
as service corporation affiliate of Appalachian Power Company, and AEP Texas Inc., as Servicers

Appendix A

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Servicer
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		X
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.		X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information	X
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	X
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with canceled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool assets documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool assets documents.	X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.		X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.		X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	X [1]
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.		X
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

1 This criterion is not applicable for Appalachian Consumer Rate Relief Funding LLC.

Appendix B

Appalachian Consumer Rate Relief Funding LLC1
AEP Texas Central Transition Funding III LLC2
AEP Texas Restoration Funding LLC3

1 Appalachian Power Company is the Servicer of record for the Senior Secured Consumer Rate Relief Bonds, Series A.
2 AEP Texas Inc. is the Servicer of record for the Senior Secured Transition Bonds.
3 AEP Texas Inc. is the Servicer of record for the Senior Secured System Restoration Bonds.

Appendix C

1122(d)(3)(i) – Investor remittance and reporting.  (i) Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;
(B) Provide information calculated in accordance with the terms specified in the transaction agreements;
(C) Are filed with the Commission as required by its rules and regulations; and
(D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

With respect to servicing criterion 1122(d)(3)(i)(A), instances were identified where servicer certificates were not provided to required parties within the timeframe described in the transaction agreements.

With respect to servicing criterion 1122(d)(3)(i)(B), instances were identified where monthly servicer certificates did not provide information calculated in accordance with the terms specified in the transaction agreements